                                                                    EXHIBIT 99.1

                   SYNTEL REPORTS SOLID THIRD QUARTER RESULTS


THIRD QUARTER HIGHLIGHTS:
     -   Revenue of $44.1M
     -   Gross margin of 41.6%
     -   EPS of $0.26 per diluted share
     -   Addition of $15.4M in cash, excluding the effect of dividend payout

TROY, Mich., October 15, 2003 - Syntel, Inc. (Nasdaq: SYNT), a global information technology services firm, today announced solid financial results for the third quarter ended September 30, 2003.

Syntel's total revenue for the third quarter was $44.1 million, compared to $43.9 million in the second quarter of 2003 and $42.1 million in the third quarter of 2002.

Revenue contribution by segment for the relevant quarters is as follows:


       SERVICE OFFERING       Q3, 2003     %     Q2, 2003     %      Q3, 2002      %
                              --------           --------            --------
Applications Outsourcing       $34.6M      78%    $32.9M      75%     $28.7M       68%
E-Business                     $ 7.5M      17%    $ 8.6M      19%     $ 9.7M       23%
TeamSourcing                   $ 2.0M       5%    $ 2.4M       6%     $ 3.7M        9%
TOTALS:                        $44.1M     100%    $43.9M     100%     $42.1M      100%



The Company's gross margin was 41.6 percent in the third quarter of 2003. This compares to 45.0 percent in the second quarter of 2003 and 44.6 percent in the third quarter of 2002.

 At September 30, 2003 the Company has determined the value of the sales incentive, related to warrants granted previously to a single large customer, to be $4.6 million. The cumulative sales incentive recognized up to the second quarter of 2003 was $2.9 million. Accordingly, net revenue for the third quarter of 2003 was reduced by $1.6 million. Consequently, the gross margin reduction in the third quarter of 2003 was 2.1%. The remaining sales incentive of $0.1 million will be recognized in the fourth quarter of 2003.

Syntel's income from operations was 29.5 percent for the third quarter, compared to 30.2 percent in the second quarter of 2003 and 25.7 percent in the third quarter of 2002. During the quarter the Company reversed accruals primarily related to the successful collection of overdue debts that were previously reserved for or written off. This amounted to a pre-tax reduction in the allowance for doubtful debts of $0.7 million. The pre-tax reduction in accruals for litigation settled during the third quarter of 2003 was

$1.4 million and that due to a change in estimate for remaining litigation costs was $0.3 million.

Net income for the third quarter of 2003 increased to $10.8 million or $0.26 per diluted share from $10.3 million, or $0.25 per diluted share in the second quarter of 2003 and $8.7 million or $0.22 per diluted share in the third quarter of 2002.

"Syntel is pleased with several key operational metrics from the third quarter, including strong revenue acceleration, aggressive headcount growth, and the fact that our margins remain among the highest in our industry," said Bharat Desai, Syntel Chairman and CEO. "Our better-than-expected performance demonstrates that we are moving Syntel forward in the right direction to capitalize on the growing demand for globally-delivered IT solutions."

During the third quarter of 2003, Syntel added nine new corporate clients to its roster and launched 54 new engagements. Syntel further expanded its base of hunting licenses by 10 percent during the second quarter, bringing the total to 53.

Global headcount grew to 3,569 in the third quarter of 2003, compared to 3,183 in the second quarter of 2003, an increase of 386 employees. This growth included a net addition of 235 billable headcount, representing a 10 percent increase over the prior quarter. Given growing market demand and current high utilization of 97 percent domestically and 70 percent offshore, Syntel will continue to hire aggressively in the fourth quarter as it did in the third quarter.

Syntel's financial position remains very strong. The Company added $15.4 million in net cash during the quarter without considering the effect of a one-time special dividend payout of $49.9 million, resulting in a balance of cash and short-term investments, of $125.0 million at September 30, 2003. The Company also previously announced the initiation of a quarterly dividend payout of $0.06 per share, beginning in the third quarter. The Company remains debt free with significant unused borrowing capacity.

OUTLOOK

"Although we are pleased with the continued signs of momentum and penetration we are experiencing with new and existing corporate clients, Syntel remains cautiously optimistic regarding its performance," said Syntel Chief Financial Officer Keshav Murugesh. "However, based on increased visibility and historical fourth quarter seasonality, Syntel now expects revenues in the range of $177 million to $178 million and earnings per share between $0.91 to $0.93 for the full year 2003."

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its third quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor

Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be made available by calling (800) 642-1687 and entering "3138881" beginning at 11:30 a.m. (Eastern) on October 15, 2003 through midnight (Eastern) on October 17, 2003.

ABOUT SYNTEL

Syntel (SYNT) is a global Applications Outsourcing and e-Business company that delivers real-world technology solutions to Global 2000 corporations. Syntel's portfolio of services includes e-Business development and integration, wireless solutions, data warehousing, eCRM, as well as complex application development and enterprise integration services. The company was the first US-based firm to launch a Global Delivery Service to drive speed-to- market and quality advantages for its customers. Named one of Forbes Magazine's "Best 200 Small Companies in America" and Business 2.0 "100 Fastest Growing Tech Companies," Syntel has more than 3,500 employees worldwide and is assessed at Level 5 of the SEI's CMM. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 31, 2003. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.


Balance sheet and income statement to follow.

                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                         SEPTEMBER 30,     DECEMBER 31,
                                                                             2003              2002
                                                                         -------------     ------------

                                         ASSETS

Current assets:
     Cash and cash equivalents                                           $     100,091     $    134,976
     Investments, marketable securities                                         24,965            5,737
     Accounts receivable, net  of provision for doubtful accounts               30,416           24,329
     Advanced billings and other current assets                                  8,159            9,674
                                                                         -------------     ------------

          Total current assets                                                 163,631          174,716

Property and equipment                                                          24,335           20,950
     Less accumulated depreciation                                              17,853           15,801
                                                                         -------------     ------------

          Property and equipment, net                                            6,482            5,149

Goodwill                                                                           906              906

Deferred income taxes and other noncurrent assets                                2,918            2,801
                                                                         -------------     ------------

                                                                         $     173,937     $    183,572
                                                                         =============     ============

                                       LIABILITIES

Current liabilities:
     Accrued payroll and related costs                                   $      11,454     $     11,885
     Accounts payable and other current liabilities                             17,155           11,557
     Deferred revenue                                                            2,124            5,286
                                                                         -------------     ------------
          Total liabilities                                                     30,733           28,728

                                  SHAREHOLDERS' EQUITY

Common stock, no par value per share, 100 million shares authorized;

Total Shareholders' equity                                                     143,204          154,844
                                                                         -------------     ------------

Total liabilities and shareholders' equity                               $     173,937     $    183,572
                                                                         =============     ============

                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               3 MONTHS                   9 MONTHS
                                                            ENDED SEPT 30              ENDED SEPT 30
                                                       ----------------------     ---------------------
                                                         2003          2002         2003         2002
                                                       --------      --------     --------     --------

Revenues (net)                                         $ 44,105      $ 42,126     $132,098     $122,116
Cost of revenues                                         25,738        23,332       74,974       71,794
                                                       --------      --------     --------     --------
Gross profit                                             18,367        18,794       57,124       50,322
Selling, general and administrative expenses              5,371         7,976       19,769       23,645

                                                       --------      --------     --------     --------
Income from operations                                   12,996        10,818       37,355       26,677

Other income, principally interest                          632           795        2,092        2,206
                                                       --------      --------     --------     --------

      Income before income taxes                         13,628        11,613       39,447       28,883

Income tax                                                2,884         2,924       10,052        7,548
                                                       --------      --------     --------     --------

Net income before loss from equity investment            10,744         8,689       29,395       21,335

Profit / Loss from equity investment                        (13)            0           34            0
                                                       --------      --------     --------     --------

      Net income                                       $ 10,757      $  8,689     $ 29,361     $ 21,335
                                                       ========      ========     ========     ========

EARNINGS PER SHARE
      Basic                                            $   0.27      $   0.22     $   0.74     $   0.55
      Diluted                                          $   0.26      $   0.22     $   0.72     $   0.54

      Weighted average common shares outstanding :

      Basic                                              39,718        38,726       39,478       38,672
                                                       ========      ========     ========     ========

      Diluted                                            40,975        39,509       40,634       39,788
                                                       ========      ========     ========     ========